EXHIBIT 10.62
 ESCROW AGREEMENT

 ESCROW AGREEMENT (this "Agreement"), dated as of March 24, 1998, by and among USCI, Inc. (the "Company"), JNC Opportunity Fund Ltd. (the "Purchaser") and Robinson Silverman Pearce Aronsohn & Berman LLP (the "Escrow Agent").

 Recitals

  A. Simultaneously with the execution of this Agreement, the Company and the Purchaser have entered into a Convertible Preferred Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which the Company is selling to the Purchaser 500 shares of 6% Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock") and a certain common stock purchase warrant of the Company (the "Warrant"). Capitalized terms that are used and not otherwise defined in this Agreement that are defined in the Purchase Agreement shall have the meaning set forth in the Purchase Agreement.

  B. The Escrow Agent is willing to act as escrow agent pursuant to the terms of this Agreement with respect to the receipt and then delivery of the Series A Purchase Price to be paid for the Preferred Stock pursuant to Section 1.3(a)(ii) of the Purchase Agreement less any amounts the Purchaser is to be reimbursed by the Company under the Purchase Agreement (the "Purchase Price") and the delivery of the Preferred Stock and the Warrant, together with the Ancillary Closing Documents (as defined below) and the Purchase Price (collectively, the "Consideration").

  C. Upon the closing of the transaction contemplated by the Purchase Agreement (the "Closing") and the occurrence of an event described in Section 2 below, the Escrow Agent shall cause the distribution of the Consideration in accordance with the terms of this Agreement.

  NOW, THEREFORE, IT IS AGREED:

   1. Deposit of Consideration.

   a. Concurrently with the execution of this Agreement, the Purchaser shall deposit with the Escrow Agent the portion of the Purchase Price due for the Preferred Stock and the Warrant to be purchased by it at the Closing in accordance with Section 1.3(a) of the Purchase Agreement and the Company shall deliver to the Escrow Agent the shares of Preferred Stock and the Warrant, registered in the name of the Purchaser, in accordance with Section 1.3(a) of the Purchase Agreement and wiring instructions for transfer of the Purchase Price by the Escrow Agent into an account specified by the Company for such purpose. In addition, the Purchaser and the Company shall deposit with the Escrow Agent all other certificates and other documents required under the Purchase Agreement to be delivered by them at the Closing (such certificates and other documents being hereinafter referred to as the "Ancillary Closing Documents").

    (i) The Purchase Price shall be delivered by the Purchaser to the Escrow Agent by wire transfer to the following account:

   Citibank, N.A.
   153 East 53rd Street
   New York, NY  10043
   ABA No.:  021-000-089
   For the Account of
   Robinson Silverman Pearce Aronsohn
     & Berman LLP
   Attorney Trust Account
   Account No.:  37-204-162
   Attention:  Alexis Laurenceau
   Reference:  USCI, Inc. (10739- 19)

    (ii)  The Preferred Stock, Warrant and the
Ancillary Documents shall be delivered to the Escrow Agent at its address for notice indicated in Section 5(a).

   b. Until termination of this Agreement as set forth in Section 2, all additional Consideration paid by or which becomes payable between the Company and the Purchaser shall be deposited with the Escrow Agent.

   c. The Purchaser and the Company understand that all Consideration delivered to the Escrow Agent pursuant to Section 1(a) hereof shall be held in escrow in the Escrow Agent's interest bearing business account until the Closing. After the Purchase Price has been received by the Escrow Agent and all other conditions of Closing are met, the parties hereto hereby authorize and instruct the Escrow Agent to promptly effect the Closing.

   d. At the Closing, Escrow Agent is authorized and directed to deduct from the Purchase Price (i) $300,000 which will be paid to Wharton Capital Partners, Ltd. ("Wharton") in accordance with the engagement letter between the Company and Wharton relating to the transactions contemplated by the Purchase Agreement (the "Engagement Letter"), for remittance to Wharton in accordance with its instructions,
(ii) $15,000 which will be retained by the Escrow Agent in accordance with the Purchase Agreement and (iii) $5,000, which will be remitted to or as directed by the Purchaser pursuant to the Purchase Agreement. In addition, the portion of the Purchase Price released to the Company hereunder shall be reduced by all wire transfer fees incurred in connection with the wire transfers contemplated hereby.

   2. Terms of Escrow.

   a. The Escrow Agent shall hold the Consideration in escrow until the earlier to occur of (i) the receipt by the Escrow Agent of the Purchase Price, the Preferred Stock, the Warrant and the Ancillary Closing Documents and a writing instructing the Closing and
(ii) the receipt by the Escrow Agent of a written notice, executed by the Company or the Purchaser, stating that the Purchase Agreement has been terminated in accordance with its terms and instructing the Escrow Agent with respect to the Purchase Price, the Preferred Stock, the Warrant and the Ancillary Closing Documents.

   b. If the Escrow Agent receives the items referenced in clause (i) of Section 2(a) prior to its receipt of the notice referenced in clause (ii) of Section 2(a), then, promptly thereafter, the Escrow Agent shall deliver (i) the Preferred Stock, the Warrant, any interest earned on account of the Purchase Price through the Closing and the amounts payable to the Purchaser pursuant to Section 1(d), (ii) the Purchase Price (net of amounts described under Section 1(d)) to the Company, (ii) the amounts payable to Wharton under the Engagement Letter to Wharton or in accordance with its instructions and (iv) the Ancillary Closing Documents to the party entitled to receive the same. In addition, the Escrow Agent shall retain $15,000 of the Purchase Price on account of its fees pursuant to the Purchase Agreement.

   c. If the Escrow Agent receives the notice referenced in clause (ii) of Section 2(a) prior to its receipt of the items referenced in clause (i) of Section 2(a), then the Escrow Agent shall promptly upon receipt of such notice return (i) the Purchase Price (together with any interest earned thereon through such date) to the Purchaser, (ii) the Preferred Stock and Warrant to the Company and (iii) the Ancillary Closing Documents to the party that delivered the same.

   d. If the Escrow Agent, prior to delivering or causing to be delivered the Consideration in accordance herewith, receives notice of objection, dispute, or other assertion in accordance with any of the provisions of this Agreement, the Escrow Agent shall continue to hold the Consideration until such time as the Escrow Agent shall receive (i) written instructions jointly executed by the Purchaser and the Company, directing distribution of such Consideration, or (ii) a certified copy of a judgment, order or decree of a court of competent jurisdiction, final beyond the right of appeal, directing the Escrow Agent to distribute said Consideration to any party hereto or as such judgment, order or decree shall otherwise specify (including any such order directing the Escrow Agent to deposit the Consideration into the court rendering such order, pending determination of any dispute between any of the parties). In addition, the Escrow Agent shall have the right to deposit any of the Consideration with a court of competent jurisdiction pursuant to Section 1006 of the New York Civil Practice Law and Rules without liability to any party if said dispute is not resolved within 30 days of receipt of any such notice of objection, dispute or otherwise.

   3. Duties and Obligations of the Escrow Agent.

   a. The parties hereto agree that the duties and obligations of the Escrow Agent are only such as are herein specifically provided and no other. The Escrow Agent's duties are as a depositary only, and the Escrow Agent shall incur no liability whatsoever, except as a direct result of its willful misconduct.

   b. The Escrow Agent may consult with counsel of its choice, and shall not be liable for any action taken, suffered or omitted by it in accordance with the advice of such counsel.

   c. The Escrow Agent shall not be bound in any way by the terms of any other agreement to which the Purchaser and the Company are parties, whether or not it has knowledge thereof, and the Escrow Agent shall not in any way be required to determine whether or not any other agreement has been complied with by the Purchaser and the Company, or any other party thereto. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Agreement unless the same shall be in writing and signed by each of the Purchaser and the Company, and agreed to in writing by the Escrow Agent.

   d. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands which, in its opinion, are in conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, other than to keep safely, all Considerations held in escrow until it shall jointly be directed otherwise in writing by the Purchaser and the Company or by a final judgment of a court of competent jurisdiction.

   e. The Escrow Agent shall be fully protected in relying upon any written notice, demand, certificate or document which it, in good faith, believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

   f. The Escrow Agent shall not be required to institute legal proceedings of any kind and shall not be required to defend any legal proceedings which may be instituted against it or in respect of the Consideration.

   g. If the Escrow Agent at any time, in its sole discretion, deems it necessary or advisable to relinquish custody of the Consideration, it may do so by giving five (5) days written notice to the parties of its intention and thereafter delivering the Consideration to any other escrow agent mutually agreeable to the Purchaser and the Company and, if no such escrow agent shall be selected within three days of the Escrow Agent's notification to the Purchaser and the Company of its desire to so relinquish custody of the Consideration, then the Escrow Agent may do so by delivering the Consideration (a) to any bank or trust company in the Borough of Manhattan, City and State of New York, which is willing to act as escrow agent thereunder in place and instead of the Escrow Agent, or (b) to the clerk or other proper officer of a court of competent jurisdiction as may be permitted by law within the State, County and City of New York. The fee of any such bank or trust company or court officer shall be borne one-half by the Purchaser and one-half by the Company. Upon such delivery, the Escrow Agent shall be discharged from any and all responsibility or liability with respect to the Consideration and the Company and the Purchaser shall promptly pay to the Escrow Agent all monies which may be owed it for its services hereunder, including, but not limited to, reimbursement of its out-of-pocket expenses pursuant to paragraph (i) below.

   h. This Agreement shall not create any fiduciary duty on the Escrow Agent's part to the Purchaser or the Company, nor disqualify the Escrow Agent from representing either party hereto in any dispute with the other, including any dispute with respect to the Consideration. The Company understands that the Escrow Agent has acted and will continue to act as counsel to the Purchaser.

   i. The reasonable out-of-pocket expenses paid or incurred by the Escrow Agent in the administration of its duties hereunder, including, but not limited to, all counsel and advisors' and agents' fees and all taxes or other governmental charges, if any, shall be paid by one-half by the Purchaser and one-half by the Company.

  4. Indemnification. The Purchaser and the Company, jointly and severally, hereby indemnify and hold the Escrow Agent, its employees, partners, members and representatives harmless from and against any and all losses, damages, taxes, liabilities and expenses that may be incurred, directly or indirectly, by the Escrow Agent and/or any such person, arising out of or in connection with its acceptance of appointment as the Escrow Agent hereunder and/or the performance of its duties pursuant to this Agreement, including, but not limited to, all legal costs and expenses of the Escrow Agent and any such person incurred defending itself against any claim or liability in connection with its performance hereunder and the costs of recovery of amounts pursuant to this Section 4.

  5. Miscellaneous.

   a. All notices, requests, demands and other communications hereunder shall be in writing, with copies to all the other parties hereto, and shall be deemed to have been duly given when
(i) if delivered by hand, upon receipt, (ii) if sent by facsimile, upon receipt of proof of sending thereof, (iii) if sent by nationally recognized overnight delivery service (receipt requested), the next business day or (iv) if mailed by first-class registered or certified mail, return receipt requested, postage prepaid, four days after posting in the U.S. mails, in each case if delivered to the following addresses:


 If to the Company:  6115 Jimmy Carter Boulevard
     Norcross, Maryland 30071
     Facsimile: (770) 840-0905
     Attn: Robert J. Kostrinsky

 With copies to:  The Law Firm of Leonard R. Glass,
P.A.
     45 Central Avenue, P.O. Box 579
     Tenafly, NJ 07670
     Facsimile: (201) 894-1718
     Attn: Leonard R. Glass, Esq.

 If to the
 Purchaser:   JNC Opportunity Fund Ltd.
     Olympia Capital (Cayman) Ltd.
     c/o Olympia Capital (Bermuda)
Ltd.
     Williams House, 20 Reid Street
     Hamilton HM11, Bermuda
     Facsimile No.:  (441) 295-2305
     Attn:  Director


 With copies to:   Encore Capital Management, L.L.C.
       12007 Sunrise Valley Drive, Suite
460
       Reston, VA  20191
     Facsimile No.:  (703) 476-7711
     Attn:  Neil T. Chau

       -and-

     Robinson Silverman Pearce
Aronsohn &
      Berman LLP
     1290 Avenue of the Americas
     New York, NY  10104
     Facsimile No.:  (212) 541-4630
     Attn:  Eric L. Cohen, Esq.

 If to the Escrow Agent  Robinson Silverman Pearce
Aronsohn &
   (the Escrow Agent shall   Berman LLP
   receive copies of all  1290 Avenue of the Americas
   communications under  New York, NY  10104
   this Agreement)   Facsimile No.:  (212) 541-
4630
      Attn:  Eric L. Cohen, Esq.


or at such other address as any of the parties to this Agreement may hereafter designate in the manner set forth above to the others.

   (b) This Agreement shall be construed and enforced in accordance with the law of the State of New York applicable to contracts entered into and performed entirely within New York.

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 SIGNATURE PAGE FOLLOWS]

  IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be signed the day and year first above written.

     USCI, INC.



      By: ___________________________
       Name:
       Title:


      JNC OPPORTUNITY FUND LTD.



      By: ___________________________
       Name:
       Title:


      ROBINSON SILVERMAN PEARCE
        ARONSOHN & BERMAN LLP
      By: ___________________________
       A Member of the Firm